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                                                                    Exhibit 23.1


                        Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Sirius Satellite Radio Inc. for the registration of up to $500,000,000 in debt securities, preferred stock, common stock and warrants and to the incorporation by reference therein of our report dated February 7, 2003, except for Note 2 as to which the date is March 17, 2003, with respect to the consolidated financial statements of Sirius Satellite Radio Inc. included in its Annual Report on From 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.




New York, New York
November 17, 2003